Exhibit 99

NEWS

Contact:	George Pipas
313-323-9216
gpipas@ford.com

IMMEDIATE RELEASE

FORD’S 2010 SALES UP 19 PERCENT – LARGEST INCREASE OF ANY FULL-LINE AUTOMAKER; FOUNDATION SET FOR GROWTH IN 2011

●	Ford’s full-year sales totaled 1.935 million, up 19 percent versus a year ago – the largest increase of any full-line automaker
●	Ford’s December’s retail sales were up 17 percent versus a year ago; total sales of 190,976 were up 7 percent
●	Ford’s market share up for the second year in a row; first back-to-back increase since 1993
●	Ford foundation set for continued growth in 2011 with its balanced line of high-quality, fuel-efficient products
●	Ford provides 2011 global economic and industry sales outlook

DEARBORN, Mich., Jan. 4, 2011 – Ford’s full-year sales totaled 1.935 million, up 19 percent versus a year ago, marking the largest increase of any full-line manufacturer.

Ford’s December retail sales were the highest for any month since August 2009, up 17 percent versus a year ago. Total sales (including fleet deliveries) were 190,976, up 7 percent versus a year ago. The total sales result included a 40 percent reduction in deliveries to daily rental customers.

Ford’s U.S. market share was higher for the second year in a row marking the first back-to-back increase in market share since 1993. Ford’s U.S. market share in 2010 is estimated at 16.4 percent, up 1.1 points from 2009 and 2.2 points from 2008.

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“With our balanced line of high-quality, fuel-efficient products, we have a solid foundation to deliver more sales and improved results in 2011,” said Ken Czubay, Ford vice president, U.S. Marketing, Sales and Service. “Consideration for Ford is increasing beyond our traditional areas of strength – signaling that the seeds of growth already have taken hold.”

December Sales Highlights

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Ford’s December retail sales increased 17 percent versus a year ago. Among brands, Ford retail sales were up 20 percent and Lincoln was up 3 percent. Mercury retail sales were down 29 percent, consistent with the company’s plan to discontinue the brand by the end of 2010.

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Car retail sales increased 26 percent paced by record monthly sales for the all-new Ford Fiesta subcompact (5,212) and higher retail sales for the Ford Focus and Fusion and Lincoln MKZ. Fusion total sales of 22,629 were a record for the month of December.

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Retail sales for utilities were up 17 percent paced by higher retail sales for the Ford Escape, and the all-new Ford Edge and Lincoln MKX. Ford Explorer retail sales were more than double a year ago buoyed by the introduction of the all-new 2011 Explorer.

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Truck retail sales were up 11 percent as F-Series recorded its highest sales month (54,888) since December 2007. Demand for the Transit Connect, Ford’s new purpose-built commercial van, continued to grow as December total sales increased 41 percent.

Full-Year Sales Highlights

●	In 2010, Ford benefited from its full family of cars, utilities and trucks. For the year, cars were up 17 percent, utilities were up 13 percent and trucks were up 27 percent.
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Among cars, the Fusion midsize sedan set a record with sales of 219,219, up 21 percent versus a year ago. This is the first time a Ford car has eclipsed 200,000 sales since 2004.  Sales for the Taurus, Ford’s full-size sedan, were up 51 percent. Sales for the Focus, Ford’s popular small sedan, were up 7 percent. Fiesta debuted last summer and posted 2010 sales of 23,273.

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Utilities were paced by record sales for Escape, Ford’s small utility. Escape sales totaled 191,026, up 10 percent versus a year ago. Sales for the Edge, Ford’s midsize crossover, were 118,637, up 34 percent.

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Sales for Ford’s F-Series truck were 528,349, up 28 percent. The F-Series was the best-selling truck in America for the 34th year in a row and the best-selling vehicle, car or truck, for the 29th year in a row. In the commercial van segment, sales for the Ford Econoline totaled 108,258, up 26 percent and Transit Connect added sales of 27,405.

Go to http://media.ford.com for news releases and high-resolution photographs.

New Products

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Ford begins 2011 with several new high-volume products hitting the U.S. market. In December, the first all-new Ford Explorers were delivered to customers. In addition, the first 2011 model F-150s, with all-new powertrains, were delivered. In the first quarter, Ford expects to begin shipments and deliveries of the all-new 2012 Ford Focus.

●	In addition, Ford will benefit from a full year of the new F-Series Super Duty, all-new Edge and MKX crossovers and the Fiesta.

2011 Global Economic and Industry Sales Outlook
Ford expects the global economy to expand 3 to 4 percent in 2011 and global sales to be in the range of 75 to 85 million – a record sales level. In 2010, global auto sales are estimated at 72 million, which was 11 percent higher than the 65 million sales recorded in 2009.

In the U.S., Ford expects the economy to expand 3 to 4 percent in 2011 and industry sales to be in the range of 12.5 to 13.5 million.

In Europe, the outlook is mixed with some markets undergoing budget cuts and restructuring of banks. Other European markets, such as the U.K., Germany and France, are growing. Overall, Ford expects industry sales in the Euro 19 markets to be in the range of 14.5 to 15.5 million, compared with 15.3 million in 2010.

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“The global economy is reaching a dynamic phase,” said Ellen Hughes-Cromwick, Ford’s chief economist. “Several indicators in key markets around the world suggest the potential for industry sales to continue to grow.”

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Note: The sales data included in this release and the accompanying tables are based largely on data reported by dealers representing their sales to retail and fleet customers.

About Ford Motor Company
Ford Motor Company, a global automotive industry leader based in Dearborn, Mich., manufactures or distributes automobiles across six continents. With about 163,000 employees and about 70 plants worldwide, the company’s automotive brands include Ford and Lincoln. The company provides financial services through Ford Motor Credit Company. For more information regarding Ford’s products, please visit www.ford.com.

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Go to http://media.ford.com for news releases and high-resolution photographs.